Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Executive Employment Agreement dated July 13, 2021 (the “Agreement”) is made and entered into on the date it is fully executed, and effective on the Effective Date (defined below), by and between Vicarious Surgical Inc. (the “Company”) and Sammy Khalifa (“Executive”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive is employed by the Company pursuant to the Agreement;

WHEREAS, the Parties desire to voluntarily amend the Agreement under the terms set forth herein; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Effective as of March, 9, 2026, the first sentence of Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following (the remainder of Section 3(a) shall remain unchanged):

(a) Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at a bi-weekly rate of Twelve Thousand Two Hundred and Fifty-Three Dollars and Eighty-Five Cents ($12,253.85) (the “Base Salary”).

Notwithstanding the foregoing amendment to Section 3(a) of the Agreement and the definition of Base Salary thereunder, the references to Base Salary in Sections 3(b), 4(b)(i) and 4(c)(i) of the Agreement shall continue to mean Executive’s Base Salary prior to this amendment – i.e., a base salary at a bi-weekly rate of Sixteen Thousand Three Hundred and Thirty-Eight Dollars and Forty-Six Cents ($16,338.46). All other references to Base Salary in the Agreement shall mean Executive’s Base Salary as amended herein.

By signing below, Executive acknowledges and agrees he is entering into this Amendment on a voluntary basis. The Parties agree that this Amendment and the resulting reduction in Executive’s Base Salary shall not constitute Good Reason for purposes of, and as defined in, the Agreement and shall not, in any way, form the basis of any claim to entitlement of severance benefits under Section 4 of the Agreement. For the avoidance of doubt, Executive expressly waives any right to, and agrees that he shall not, assert that this Amendment and the resulting reduction in his Base Salary constitute Good Reason for purposes of, and as defined in, the Agreement.

Except as otherwise specifically set forth herein, the provisions of the Agreement shall continue in full force and effect in accordance with their terms. By signing below, the Parties agree and acknowledge that they are only amending the Agreement as described herein and are not creating a new contract between them. For the avoidance of doubt, nothing in this Amendment is intended to modify any agreement(s) Executive has with the Company which address(es) post-employment obligations, such as agreements concerning nondisclosure of confidential information, nonsolicitation, noncompetition and intellectual property.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. A scanned, electronic or facsimile signature shall be considered an original for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed by the Company by its duly authorized officer, and by Executive, as of the date indicated below (the “Effective Date”).

VICARIOUS SURGICAL INC.

By	/s/ Stephen From	Date: 3/4/2026
Stephen From, CEO

/s/ Sammy Khalifa		Date: 3/4/2026
Sammy Khalifa